Exhibit 99.1

February 27, 2012

Merrill Lynch, Pierce, Fenner & Smith Incorporated,

One Bryant Park

New York, New York 10036

Re:	Rule 144 Sale by Tracinda Corporation

Dear Sirs:

Tracinda Corporation has agreed, with exceptions, not to sell or transfer any common stock of MGM Resorts International (the “Common Stock”) for 60 days after the date of this lock-up agreement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, other than in private transactions with investors not effected on a national securities exchange, we have agreed not to directly:

•	offer, pledge, sell or contract to sell any Common Stock,

•	sell any option or contract to purchase any Common Stock,

•	purchase any option or contract to sell any Common Stock,

•	grant any option, right or warrant for the sale of any Common Stock,

•	lend or otherwise dispose of or transfer any Common Stock,

•	request or demand that we file a registration statement related to the Common Stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Common Stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lockup provision applies to Common Stock and to securities convertible into or exchangeable or exercisable for or repayable with Common Stock. It also applies to Common Stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its sole discretion, may release the Common Stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release the Common Stock and other securities from lock-up agreements, Merrill Lynch, Pierce, Fenner & Smith Incorporated will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of Common Stock or other securities for which the release is being requested and market conditions at the time

Very truly yours:

TRACINDA CORPORATION

/s/ Anthony L. Mandekic
Name:	Anthony L. Mandekic
Title:	Secretary/Treasurer